STATE of DELAWARE

CERTIFICATE of TRUST

This Certificate of Trust is filed in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.) and sets forth the following:

• First:	The name of the statutory trust is as follows: Fairway Private Equity Venture Capital Fund.
• Second:

The address of the registered office of the Trust in the State of Delaware and the name and address of the registered agent for service of process in the State of Delaware at such registered office is:

Corporation Service Company

251 Little Falls Drive

Wilmington, New Castle County, Delaware 19808

• Third:	The Trust is or will become, prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended. (15 U.S.C. §§ 80-a-l et seq.).

IN WITNESS WHEREOF, the sole Trustee of the Trust named below does hereby execute this Certificate of Trust as of the_9th day of August, 2021.

By:	/s/ Kevin T. Callahan
Name: Title:	Kevin T. Callahan Trustee